EXHIBIT  10.6

Bionexus Gene Lab Corporation
Bionexus Gene Lab Sdn Bhd
203 S Main Street STE 3000, Wyoming 82801, USA Tel: +60122126512 10-2, Tower B, Vertical Business Suite II, Avenue 3, Bangsar South City, 8 Jalan Kerinchi 59200 Kuala Lumpur, Malaysia Tel: 03-74940760

Date: Nov 27, 2020

Mr Liong Tai Tan

56 Jalan Bakau, Kepong Baru

Kuala Lumpur

Malaysia

Dear Mr Tan

Chief Operating Officer/Board Member

Thank you for accepting our invitation to be the Chief Operation Officer (COO) and Board Member of the company. This appointment is not salaried as the Board may consider Stock Grant after two (2) years of service with the Company.

The COO is delegated by the board to have full operational and representational powers. In the context of this authority, the COO is in charge of all the Company's operation, makes the necessary decisions in the framework set out by the applicable legislation, the Articles of Association, the regulations governing the Company's function, the approved projects and budgets, as well as board decisions.

Responsibilities

•	Drafting the Company's operational income and expenditure budget at least two (2) months before the beginning of the fiscal year and submit it to the Company's board for approval;
•	Submitting to the Company's Board the necessary proposals and suggestions as to fulfil the Company's operations;
•	Drafting the Company's annual operations report within two (2) months from the end of every fiscal year.
•

Monitoring the Company's daily operations, as well as to supervise the undertakings of each of its operational units and organizational sectors, as well as the discharge of duties of the Company's employees in all areas;

Please signify your acceptance of the above terms by signing and returning this Letter of Understanding to us.

Yours faithfully	I, Liong Tai Tan, the undersigned, accept your appointment and agree to all the terms above

Chan Chong Wong Chief Executive Officer	Name: Mr. Liong Tai Tan Date: Nov 27, 2020